FOR IMMEDIATE RELEASE              CONTACT:
                                    DAVID K. SENTMAN
                                    SENIOR VICE PRESIDENT AND CHIEF
                                      FINANCIAL OFFICER
                                    AMERICAN TELECASTING, INC.
                                    TEL:  (719) 260-5533



              AMERICAN TELECASTING, INC. CLOSES TENDER OFFER
            FOR A PORTION OF ITS SENIOR DISCOUNT NOTES DUE 2004
            AND A PORTION OF ITS SENIOR DISCOUNT NOTES DUE 2005

        COLORADO SPRINGS, COLORADO, May 8, 1998   American Telecasting,
 Inc. (Nasdaq: ATEL) today announced that approximately $95.3 million aggregate principal amount at maturity of its outstanding Senior Discount Notes due 2004 and approximately $137.3 million aggregate principal amount at maturity of its outstanding Senior Discount Notes due 2005 had been tendered pursuant to its tender offer for the Notes at a cash price of $255 per $1,000 principal amount at maturity of the 2004 Notes purchased and $225 per $1,000 principal amount at maturity of the 2005 Notes purchased. The offer expired at 12:00 midnight, New York City time, on Thursday, May 7, 1998.

        The maximum aggregate amount of cash available for the purchase of Notes pursuant to the offer is $17.5 million. Because the offer consideration required to purchase all Notes tendered pursuant to the offer exceeds $17.5 million, all tenders will be prorated to the extent necessary to limit the aggregate offer consideration to $17.5 million as described in the related Offer to Purchase and Consent Solicitation Statement that was previously sent to holders of the Notes. It is anticipated that 31.7% of Notes tendered pursuant to the offer will be purchased by the Company. The Company will make payment for Notes purchased pursuant to the offer within two business days after the completion of such proration procedures. All tendered Notes not purchased pursuant to the offer because of proration will be returned, without expense, to the tendering holder promptly (or, in the case of Notes tendered by book-entry transfer into the depositary's account at a book-entry transfer facility, such Notes will be credited to the account maintained at such book-entry transfer facility from which such Notes were delivered).

        On April 28, 1998, the Company announced that it had received consents from the holders of a majority of its outstanding 2004 Notes and 2005 Notes in connection with its solicitation of consents, made in conjunction with the offer, to amend and waive certain provisions of the indentures pursuant to which the Notes were issued.

        After giving effect to the offer, approximately $166.7 million aggregate principal amount at maturity of 2004 Notes and approximately $158.2 million aggregate principal amount at maturity of 2005 Notes remain outstanding.

        American Telecasting, Inc. is one of the largest operators of wireless cable television systems in the United States serving approximately 133,700 subscribers in 33 markets as of March 31, 1998 (including approximately 9,000 subscribers in an operating system to be sold to BellSouth Corporation). Wireless cable television systems use microwave frequencies licensed by the FCC to provide multiple channel subscription television programming. Along with its commitment to deliver high levels of customer service, American Telecasting, Inc. offers value programming packages by pricing its products lower than its franchise cable and direct broadcast satellite competitors, creating improved value for its customers.

        Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release regarding the Company's plans for future development and operation of its business are forward-looking statements that involve risks and uncertainties. While management believes that the assumptions underlying these statements are reasonable, actual results could differ materially. Among the factors that could cause actual results to differ materially are: a lack of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; the Company's inability to develop and implement new services, such as high-speed Internet access and telephony; the Company's inability to obtain the necessary FCC authorizations for such new services; competitive factors, such as the introduction of new technologies and competitors into the subscription television, high-speed Internet access and telephony businesses; a failure by the Company to enter into strategic partner relationships; and the other factors listed on page one of the Company's Annual Report on Form 10-K. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation reform Act of 1995, and, as such, speak only as of the date made.

        Holders of Notes may obtain information relating to the offer and solicitation by contacting Donaldson, Lufkin & Jenrette Securities Corporation, the dealer manager for the offer and the financial advisor for the solicitation, collect at (415) 249-2125 or toll free at (800) 227-4492 attention: Arun Arora.